PRESS RELEASE


For more information:

Sweetheart Cup Company Inc.
Hans H. Heinsen
Chief Financial Officer
410-902-3080


SWEETHEART CUP COMPANY INC. ANNOUNCES A TENDER OFFER AND CONSENT SOLICITATION WITH RESPECT TO THE 9-1/2% SENIOR SUBORDINATED NOTES DUE 2007 OF THE FONDA GROUP, INC.

Owings Mills, MD, September 18, 2001 -- Sweetheart Cup Company Inc. ("Sweetheart") announced today that it is commencing a tender offer to purchase for cash all of the outstanding 9-1/2% Senior Subordinated Notes due 2007 of The Fonda Group, Inc. (the "Fonda Notes") and a consent solicitation to eliminate or amend certain restrictive covenants and other provisions in the related indenture. The tender offer and consent solicitation are being made in connection with the proposed merger of The Fonda Group, Inc. with and into Sweetheart Cup Company Inc. and the proposed offering by Sweetheart of $275 million principal amount of Senior Notes due 2007. The offer and sale of these notes will not be, and have not been, registered under the Securities Act of 1933.

The purchase price per $1,000 principal amount of Fonda Notes in the offer will be $1,000, together with accrued and unpaid interest up to but not including the date of payment.

The tender offer will expire at 5:00 p.m., New York City time, on September 27, 2001, unless extended or terminated.

Holders who tender their Fonda Notes in the tender offer will be deemed to have consented to the proposed amendments to the indenture. Holders may not tender their Fonda Notes without consenting to the proposed amendments and may not deliver consents without tendering Fonda Notes.

The tender offer is conditioned upon the execution of a supplemental indenture following the receipt of the requisite consents, the consummation of the proposed merger of The Fonda Group, Inc., and certain other conditions as set forth in the Offer to Purchase and Consent Solicitation Statement dated September 17, 2001.

Jefferies & Company, Inc. is acting as information agent in connection with the tender offer and consent solicitation and initial purchaser in connection with the offering. Holders may obtain information relating to the tender offer and consent solicitation by contacting Jefferies & Company, Inc. at (504) 681-5721.

Sweetheart is one of the largest producers of disposable foodservice products in North America. It sells paper, plastic and foam foodservice and food packaging products, consisting primarily of cups, lids, plates, bowls, napkins and containers. Fonda is a national manufacturer of disposable foodservice products in both the institutional and consumer markets.

THIS PRESS RELEASE IS FOR INFORMATION PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR SELL OR THE SOLICITATION OF AN OFFER TO BUY OR SELL ANY SECURITIES, AND SHALL NOT CONSTITUTE AN OFFER, SOLICATION OR SALE OF ANY SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFERING OR SALE WOULD BE UNLAWFUL.